Exhibit 10.33

Letter of Intent- Lithium Brine Feedstock

This Letter of Intent (LOI) documents the initial intent for Usha Resources Inc. (TSX:USHA), and/or its subsidiaries or nominees, (USHA) and Stardust Power Inc., a Delaware corporation, (“Stardust”), and or its subsidiaries or nominees,, to negotiate an agreement to work together collaboratively in good faith to assess the lithium brines from USHA’s Jackpot Lake Project and evaluate options to potentially supply Stardust with lithium brine products from USHA’s Jackpot Lake brine project.

USHA has controls certain leases for Jackpot Lake, Nevada, USA which has early indications of being a resource of lithium brines. USHA seeks to use direct extraction technology to produce a concentrated lithium product or other lithium products (the “Project”).

Stardust is a developer of lithium resources critical to the U.S. electric vehicle supply chain, and seeks to secure supply of concentrated lithium brine products for processing into battery-grade lithium materials for electric vehicles.

The parties have agreed the terms set out in this document as specified below.

Item		Details
1.	Date	March 15, 2024

2.	Parties	Usha Resources Inc. (TSX:USHA) (and/or its subsidiaries or nominees) (“USHA”) Stardust Power Inc., a Delaware corporation (“Stardust”)
3.	Proposed Transaction

USHA and Stardust intend to negotiate agreements relating to multiple potential phases of the Project, including:

Phase 1: USHA and Stardust to work together collaboratively in good faith to assess the lithium brines from the Project and evaluate options to determine if there is an economically feasible process to produce lithium products from the Project to potentially supply Stardust with lithium brine feedstock.

Phase 2: If Phase 1is successful, USHA and Stardust would negotiate a commercial offtake agreement taking into consideration Stardust’s support for the Project in Phase 1 and offering most favoured nations (MFN) terms with respect to commercial pricing.

4.	Formal Agreements	The parties agree to use their commercially reasonable efforts to negotiate and execute final agreements in respect of Phase 1 and, if applicable, Phase 2, of the Proposed Transaction on terms acceptable to the parties (acting reasonably) (“Formal Agreements”).
5.	Conditions of the Formal Agreements

The Formal Agreements would be conditioned upon:

(a)   Completion of initial testwork by USHA and Stardust at their own costs respectively.

(b)   Usha and Stardust determining if there is an economically feasible process to produce lithium products from the Project.

(c)   Required permits to provide lithium products from the Project if required.

Letter of Intent- Lithium Brine Feedstock

Item		Details
6.	Publicity	The parties will agree a written announcement of the terms of this LOI, and each party will be free to refer to the information in that announcement at any time, including as part of any marketing by USHA or Stardust.

7.	Confidentiality

A party may not disclose, unless to a regulator, government entity, investor or other relevant parties, the following information:

(a)   the contents or terms of this LOI; or

(b)   any information or documents received by it in connection with the negotiation of this LOI or under this LOI,

without the prior consent of each other party except to the extent that:

(c)   disclosure is permitted by the express terms of this LOI;

(d)   the information is available to the public generally (except as a result of a previous breach of this item);

(e)   if disclosure is reasonably required to enable a party to perform its obligations under this LOI;

(f)   the party is required to make the disclosure by law, including under the rules of a recognised stock or securities exchange;

(g)   the disclosure is made on a confidential basis to the representatives or professional advisers of the party for the purpose of obtaining professional advice; or

(h)   the disclosure is made to any financier who has made a bona fide proposal to provide finance to a party in relation to the transactions contemplated by this LOI.

8.	Termination

This LOI will terminate on the earlier of the following:

(a)   Once the parties have entered into the Formal Agreements.

(b)   If the Formal Agreements are not entered into by March 5 2025.

(c)   If any of the conditions precedent in item 5 are not satisfied.

9.	Costs	Each party will pay its own costs in relation to the negotiation, preparation and execution of this LOI and the Formal Agreements.

10.	Counterparts	This LOI may be executed in any number of counterparts, each of which when executed and delivered to the other parties will constitute an original, but all counterparts together will constitute one and the same agreement.

11.	Entire agreement	This LOI states all of the express terms agreed by the parties in respect of its subject matter. It supersedes all prior discussions, negotiations, understandings and agreements in respect of its subject matter.

Letter of Intent- Lithium Brine Feedstock

Item		Details
12.	Governing Law	This LOI, the Formal Agreements and any other agreements entered into in connection with the Proposed Transaction will be governed by and construed in accordance with the law in State of New York, unless the Parties agree otherwise in writing.

13.	Non-Binding	With the exception of Section 7 (Confidentiality) above, this LOI is non-binding and can be cancelled with at least thirty (30) days written notice sent to the addresses listed below.

USHA RESOURCES INC.

/s/ Deepak Varshney
Director

Deepak Varshney
Print full name of Director

STARDUST POWER INC.

/s/ Roshen Pujari
CEO

Roshen Pujari
Print full name of Director

Letter of Intent- Lithium Brine Feedstock

APPROVED PRESS RELEASE DRAFT